Filed Pursuant to Rule 424(b)(3)
Registration No. 333-125808

PROSPECTUS SUPPLEMENT NO. 1
(To Prospectus dated August 12, 2005 and Post-Effective
Amendment No. 1 thereto dated March 14, 2006)

MERCER INTERNATIONAL INC. 4,210,526 Shares of Common Stock

This prospectus supplement no. 1 supplements and amends the prospectus dated August 12, 2005 and post-effective amendment no. 1 thereto dated March 14, 2006 relating to 4,210,526 shares of common stock.

The table beginning on page 29 of the prospectus sets forth information with respect to the selling securityholders and the respective amounts of shares of common stock beneficially owned by each selling securityholder that may be offered pursuant to the prospectus. The table is hereby supplemented and amended as follows:

Name	Number of Shares of Common Stock Beneficially Owned Prior to the Offering	Number of Shares of Common Stock That May Be Sold Under this Prospectus	Shares of Common Stock Beneficially Owned Following the Offering(1)	Percentage of Shares Owned Following the Offering
West Register (Investments) Limited(2)	2,124,589	2,124,589	Nil	*
Royal Bank of Canada(3)	2,085,937	2,085,937	Nil	*
Total	4,210,526	4,210,526	Nil	*
______________________
* Less than 1%
(1)	Assuming all of the shares of common stock offered hereby are sold.
(2)
The shares previously held by KPMG Inc., as receiver, for distribution to the account of the Royal Bank of Scotland plc ("RBS") were transferred to West Register (Investments) Limited as nominee for, and a wholly owned subsidiary of, RBS. Under the prospectus, RBS was, and continues to be, deemed to be a selling securityholder for all purposes thereunder without need for further supplement or amendment.

(3)
Our wholly owned subsidiary, Zellstoff Celgar Limited, has in place a $30 million revolving credit facility relating to our Celgar mill under which the Royal Bank of Canada is the agent and one of the lenders. In addition, an affiliate of the Royal Bank of Canada has acted as an underwriter on our behalf.

The prospectus dated August 12, 2005 and post-effective amendment no. 1 thereto dated March 14, 2006, as amended and supplemented by this prospectus supplement No. 1 constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended.

Investing in the shares of common stock involves a number of risks, including risks that are described in the "Risk Factors" section beginning on page 9 of the prospectus.

Neither the Securities and Exchange Commission, referred to as the "SEC", nor any state securities Commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offence.

The date of this prospectus supplement is January 5, 2007.